JH Pacific Basin Fund
Shareholder meeting
On September 24, 2003, at a Special Shareholder Meeting, the shareholders of the Fund approved an Agreement and Plan of Reorganization between the Fund and the Acquiring Fund.

Proxies covering 1,083,854 shares of beneficial interest were voted at the meeting.
The number of votes cast for and against the Agreement and Plan of Reorganization and that abstained from voting were as follows: 907,637 FOR, 99,951 AGAINST and 76,266 ABSTAINED.

The Agreement and Plan of Reorganization provided for the transfer of substantially all of the assets and liabilities of the Fund to the Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund. After this transaction and as of the close of business on September 26, 2003, the Fund was terminated. The financial statements presented herein reflect the position of the Fund prior to the exchange of net assets and the termination of the Fund.



JH International Small Cap Growth Fund
Termination
On June 23, 2003, the Trustees voted to terminate the Fund which after the close of business on June 4, 2003, had no assets, liabilities, or shareholders.



JH European Equity Fund
Shareholder meeting
On May 7, 2003, at a Special Shareholder Meeting, the shareholders of the Fund approved an Agreement and Plan of Reorganization between the Fund and International Fund. The number of votes cast for and against the proposal and that abstained from voting was as follows: FOR: 787,757, AGAINST 24,546 and ABSTAINING 68,825.

The Plan of Reorganization provided for the transfer of substantially all of the assets and liabilities of the Fund to the International Fund in exchange solely for shares of beneficial interest of the European Equity Fund. After this transaction and as of the close of business on May 9, 2003, the Fund was terminated. The financial statements presented herein reflect the position of the Fund prior to the exchange of net assets and termination of the Fund.



JH Consumer Industries Fund
Termination
On May 20, 2003, the Board of Trustees voted to terminate the Fund, which had no assets, liabilities or shareholders.



JH Communications Fund
Termination
On May 20, 2003, the Trustees voted to terminate the Fund after the close of business on May 20, 2003, as it had no assets, liabilities, or shareholders.